Patrick Industries, Inc. Reports Fourth Quarter and Full Year 2018 Financial Results
ELKHART, IN - February 14, 2019 - Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of component and building products for the recreational vehicle (“RV”), marine, manufactured housing (“MH”), and industrial markets, today reported its financial results for the fourth quarter and full year ended December 31, 2018.
Fourth Quarter 2018 Financial Results
Net sales for the fourth quarter of 2018 increased $55.6 million or 12%, to $531.2 million from $475.6 million in the same quarter of 2017. The increase was primarily attributable to acquisitions, product expansions and market share gains. The Company's revenues from the RV industry, which represented 58% of fourth quarter 2018 sales, decreased 6% from the prior year period compared to RV industry wholesale unit shipments which decreased approximately 17% for the same period. Revenues from the marine industry, which represented 15% of fourth quarter 2018 sales, increased 121% over the fourth quarter of 2017, while marine powerboat retail shipments declined approximately 7%. Fourth quarter 2018 marine retail shipment declines were concentrated in the aluminum and fiberglass sectors, with strong growth in both the pontoon and ski and wake sectors, compared to the prior year period. Revenues from the MH industry, representing 14% of fourth quarter 2018 sales, increased 26% compared to the prior year, while MH wholesale unit shipments declined approximately 9% from the fourth quarter of 2017. The decline in MH wholesale shipments reflected the negative impact of disruptive weather-related events in the fourth quarter of 2018 in the southern and southeastern regions of the country. Revenues from the industrial market, which accounted for 13% of the Company's fourth quarter 2018 sales and is tied primarily to residential housing, commercial construction, hospitality, and institutional furniture markets, increased 26% compared to the prior year. New housing starts in the fourth quarter of 2018, as estimated by the Company, were relatively flat compared to the prior year.
For the fourth quarter of 2018, Patrick reported operating income of $38.9 million, an increase of 14% or $4.8 million, from $34.1 million reported in the fourth quarter of 2017. Net income in the fourth quarter of 2018 was $27.0 million compared to $29.0 million in the fourth quarter of 2017, and net income per diluted share was $1.15 and $1.16 for the fourth quarter of 2018 and 2017, respectively. For the fourth quarter of 2018, net income included tax benefits associated with share-based compensation of $4.5 million, or $0.19 per diluted share. For the fourth quarter of 2017, net income included tax benefits of $1.4 million associated with share-based compensation and $7.4 million resulting from U.S. tax reform, or $0.35 per diluted share, in the aggregate. Excluding these items, net income for the fourth quarter of 2018 was $22.5 million, an increase of 11% or $2.3 million, from $20.2 million in the fourth quarter of 2017, and net income per diluted share was $0.96 in the fourth quarter of 2018, an increase of 19% compared to net income per diluted share of $0.81 for the fourth quarter of 2017.
Todd Cleveland, Chairman and Chief Executive Officer, said, "Our fourth quarter and full year 2018 financial and operational performance is a reflection of a total team effort in which we continued to execute on our strategic and operational initiatives, including expanding our product portfolio, making targeted geographic and product expansions, and completing nine acquisitions during the year. Additionally, we continued to focus on managing and leveraging our cost structure, executing on synergies, and driving efficiencies across all functions and aspects of our organization."
"The diversification of our market presence over the past several years in alignment with our strategic plan has helped to further balance our revenue stream and offset volatility in the RV market,” stated Andy Nemeth, President. “The fourth quarter marked the third consecutive quarter where we saw year-over-year declines in RV wholesale shipments as RV OEMs continued to aggressively adjust their production levels in tandem with the rebalancing of dealer inventories. The revenue improvement in our non-RV markets was strong and more than offset revenue declines related to wholesale shipment volatility in our RV-related businesses in the quarter as we continued to drive both strategic and organic growth in all four of our primary markets.”

Full Year 2018 Financial Results
Net sales for 2018 increased $627.4 million or 38%, to $2.3 billion from $1.6 billion in 2017. The increase was primarily attributable to acquisitions, market share gains, and industry growth in the marine, MH and industrial markets. The Company's revenues from the RV industry, which represented 63% of 2018 sales, increased 27%, while RV industry wholesale unit shipments declined approximately 4% compared to the prior year. The Company's sales from the marine industry, which represented 12% of 2018 sales, increased 143% compared to the prior year on industry powerboat retail shipments that increased approximately 2%. Revenues from the MH industry, which represented 12% of the Company's 2018 sales, rose 33% compared to the prior year on industry wholesale unit shipments that increased approximately 4%. Revenues from the industrial market, which accounted for 13% of 2018 sales, increased 49% compared to the prior year while new housing starts, as estimated by the Company, increased approximately 5% for the year.
The Company's RV content per unit for the full year 2018 increased 33% to $2,965 from $2,234 for 2017. Marine content per retail unit for the full year 2018 increased 139% to an estimated $1,270 from $532 for 2017. The MH content per unit for the full year 2018 increased 24% to $2,849 from $2,289 for 2017.
For 2018, Patrick reported operating income of $178.4 million, an increase of $56.5 million or 46%, from the $121.9 million reported in 2017. Net income in 2018 increased 40% to $119.8 million from $85.7 million in 2017, while net income per diluted share increased 42% to $4.93 from $3.48. For 2018, net income included tax benefits associated with share-based compensation of $6.7 million or $0.28 per diluted share. For 2017, net income included tax benefits of $6.0 million associated with share-based compensation and $7.4 million resulting from the previously mentioned tax reform, or $0.54 per diluted share, in the aggregate. Excluding these items, net income for 2018 was $113.1 million, an increase of 56% or $40.8 million, from $72.3 million in 2017, and net income per diluted share was $4.65 in 2018, an increase of 58%, compared to net income per diluted share of $2.94 for 2017.
Patrick’s total assets increased $364.6 million to $1.2 billion at December 31, 2018, from $866.6 million at December 31, 2017, primarily reflecting the addition of acquisition-related assets and overall growth.
For full year 2018, the Company repurchased 1,984,095 shares at an average price of $54.21 per share for a total cost of $107.6 million.
"For fiscal 2019, we expect to continue to execute on our disciplined capital allocation strategy in alignment with maintaining an appropriate leverage position supported by our extremely strong cash flows," Mr. Nemeth stated. "We further remain focused on driving synergies from our acquisitions completed in the last two years, effectively managing our cost structure, and driving organic growth and market share gains in all of the end markets we serve. Our brand and market platform is well positioned to flex with industry trends to support existing and future generations focused on affordable housing and vacations, spending quality time with family and friends, and lifestyle experiences.”
"We remain optimistic about the long-term fundamental demographics in the leisure lifestyle markets, and we continue to increase market penetration in our housing and industrial sectors, most notably through our recent acquisition of LaSalle Bristol," Mr. Cleveland stated. "The strong foundation we have built, particularly over the last several years, coupled with the talent, drive and dedication of our 8,200 team members, positions us to effectively and efficiently navigate through the current and potential future volatility in our markets and to be able to execute on our long term strategic plan."
Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2018 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, February 14, 2019 at 10:00 a.m. Eastern time.

Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, marine, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast in various locations throughout the United States and in British Columbia, China and The Netherlands. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, boat covers, towers, tops and frames, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, appliances, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, tile, air handling products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products, in addition to providing transportation and logistics services.
Supplementary Non-GAAP Measures
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impact of tax benefits associated with share-based compensation and U.S. tax reform related to the Tax Cuts and Jobs Act. These items represent significant items that impacted the Company's financial results. Net income and net income per diluted share are measures for which the Company provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in discretionary consumer spending, pricing pressures due to competition, costs and availability of raw materials and commodities, the imposition of restrictions and tariffs on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, the ability to retain key management personnel, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com / 574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(thousands except per share data)	Dec. 31, 2018	Dec. 31, 2017	Dec. 31, 2018	Dec. 31, 2017

NET SALES	$531,211	$475,570	$2,263,061	$1,635,653
Cost of goods sold	434,546	394,887	1,847,195	1,356,738
GROSS PROFIT	96,665	80,683	415,866	278,915

Operating Expenses:
Warehouse and delivery	19,456	14,463	74,996	46,905
Selling, general and administrative	29,243	26,981	128,242	90,736
Amortization of intangible assets	9,073	5,135	34,213	19,374
Total operating expenses	57,772	46,579	237,451	157,015

OPERATING INCOME	38,893	34,104	178,415	121,900
Interest expense, net	8,456	2,631	26,436	8,790
Income before income taxes	30,437	31,473	151,979	113,110
Income taxes	3,467	2,427	32,147	27,392
NET INCOME	$26,970	$29,046	$119,832	$85,718

BASIC NET INCOME PER COMMON SHARE	$1.17	$1.18	$4.99	$3.54
DILUTED NET INCOME PER COMMON SHARE	$1.15	$1.16	$4.93	$3.48

Weighted average shares outstanding - Basic	23,150	24,675	23,995	24,230
Weighted average shares outstanding - Diluted	23,422	25,105	24,317	24,643

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Dec. 31, 2018	Dec. 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$6,895	$2,767
Trade receivables, net	82,499	77,784
Inventories	272,898	175,270
Prepaid expenses and other	22,875	18,132
Total current assets	385,167	273,953
Property, plant and equipment, net	177,145	118,486
Goodwill and intangible assets, net	664,716	471,511
Deferred financing costs, net	3,688	2,184
Other non-current assets	515	510
TOTAL ASSETS	$1,231,231	$866,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$8,750	$15,766
Accounts payable	89,803	84,109
Accrued liabilities	59,202	36,550
Total current liabilities	157,755	136,425
Long-term debt, less current maturities, net	621,751	338,111
Deferred tax liabilities, net	22,699	13,640
Other long-term liabilities	20,272	7,783
TOTAL LIABILITIES	822,477	495,959

SHAREHOLDERS’ EQUITY
Common stock	161,436	163,196
Additional paid-in-capital	25,124	8,243
Accumulated other comprehensive income (loss)	(2,680)	66
Retained earnings	224,874	199,180
TOTAL SHAREHOLDERS’ EQUITY	408,754	370,685
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,231,231	$866,644

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